Exhibit 99.1

Contact:	Hillel Moerman Chief Financial Officer (212) 702-4300
For Immediate Release
American Real Estate Partners, L.P. Subsidiary Announces Offering of Senior Notes
     New York, New York, September 19, 2006 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that American Entertainment Properties Corp. (“AEP”), an indirect wholly-owned subsidiary, intends to offer $250.0 million aggregate principal amount of senior floating rate notes due 2014 in a private placement transaction, subject to market and certain other conditions.
     Subject to the receipt of approval from Nevada gaming authorities, the net proceeds from the offering will be used to pay a dividend to its direct parent, and to pay fees and expenses of the offering.
     The notes to be offered have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
     American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses including gaming, oil and gas exploration and production, real estate and home fashion.
     This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to AREP’s casino gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to AREP’s oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to AREP’s real estate activities, including the extent of any tenant bankruptcies and insolvencies and competition for investment properties; risks related to AREP’s home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and transportation costs, and other risks and uncertainties detailed from time to time in AREP’s filings with the Securities and Exchange Commission. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.